Exhibit 99.1

Recursion Announces Enrollment of First Patient in Phase 2 Trial for the Treatment of Cerebral Cavernous Malformation

•	Recursion’s small molecule is the first therapeutic candidate to be advanced to an industry-sponsored clinical trial for cerebral cavernous malformation (CCM)

•	CCM is a devastating neurovascular disease with approximately 360,000 symptomatic patients in the United States and EU5

SALT LAKE CITY, March 18, 2022 /PRNewswire/ — Recursion (NASDAQ: RXRX), the clinical-stage biotechnology company industrializing drug discovery by decoding biology, today announced the enrollment of the first patient in its Phase 2 SYCAMORE clinical trial evaluating REC-994, a potentially first-in-class, orally bioavailable small molecule for the treatment of CCM.

“This is a big day for Recursion and the patients we hope to serve, as we announce the enrollment of the first patient in the first human efficacy trial in the company’s history,” said Recursion Co-Founder & CEO Chris Gibson, Ph.D. “I have had the opportunity to get to know and work with many patients with CCM. It is a disease with incredible unmet need, affecting hundreds of thousands of people around the world and sometimes multiple generations within the same family. I am proud of the work of our team and thankful for the input from our friends and colleagues in the patient community who have enabled this critical milestone.”

“Angioma Alliance families have long awaited the opportunity to participate in this first industry-sponsored clinical trial to treat cerebral cavernous malformations,” said Angioma Alliance President and CEO Connie Lee, Psy.D. “The SYCAMORE study represents a step forward into a new era; one in which our loved ones may face fewer brain surgeries and less disability. We appreciate Recursion’s steadfast commitment to our patients.”

“Historically, cavernomas have been managed primarily with observation, surgical resection, and occasionally radiotherapy. However, for a number of reasons, many patients with cavernomas must endure a life with neurologic symptoms,” said Ryan Kellogg, MD, Investigator at the University of Virginia. “This group of patients has long needed a new modality of treatment, and the opening of the SYCAMORE study, the first industry-sponsored study in the field, is an important step toward potential treatment options to reduce or eliminate the burden of this neurological disease.”

The Phase 2 trial is designed as a multi-center, randomized, double-blind, placebo-controlled study to investigate the safety, efficacy and pharmacokinetics of REC-994. The study is expected to enroll approximately 60 subjects.

About REC-994

REC-994 is an orally bioavailable small molecule superoxide scavenger being developed for the treatment of CCM. In Phase 1 single-ascending dose, or SAD, and multiple-ascending dose, or MAD, trials in healthy volunteers that Recursion conducted, REC-994 demonstrated tolerability and suitability for chronic dosing. REC-994 has been granted Orphan Drug designation for CCM by the U.S. Food and Drug Administration and the European Commission.

About Cerebral Cavernous Malformation

CCM is a neurovascular disease caused by inherited or somatic mutations in any of three genes involved in endothelial function: CCM1, CCM2, or CCM3. Approximately 360,000 patients in the United States and EU5 are impacted by symptomatic CCM, where approximately 20% of patients have a familial form of CCM that is inherited in an autosomal dominant pattern, leading to multigenerational disease that is extremely impactful for affected families. Moreover, approximately 25% of individuals diagnosed with CCM are children. CCM manifests as vascular malformations of the spinal cord and brain that put affected patients at substantial risk for seizures, headaches, progressive neurological deficits and disabling and potentially fatal hemorrhagic strokes. Current non-pharmacologic treatments include microsurgical resection and stereotactic radiosurgery, though not all patients and lesions can be treated with these methods, and rebleeds and other side effects limit the effectiveness of these interventions. There is no approved pharmacological treatment that affects the rate of growth of CCM lesions or their propensity to bleed or otherwise induce symptoms.

About Recursion

Recursion is the clinical-stage biotechnology company industrializing drug discovery by decoding biology. Enabling its mission is the Recursion Operating System, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets, the Recursion Data Universe. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset the Recursion Map, a collection of hundreds of billions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

The Company is proudly headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact

Media@Recursion.com

Investor Contact

Investor@Recursion.com

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